Exhibit 2.2

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of this 7th day of September, 2007 (the “Effective Date”), by and among Medical Discoveries, Inc., a Utah corporation (the “Company”), Richard Palmer, an individual (“Palmer”), and Mobius Risk Group LLC, a Texas limited liability company (“Mobius”). Palmer and Mobius are each referred to in this Agreement as a “Seller” and collectively, “Sellers”. The Company and Sellers are collectively referred to herein as the “Parties”.

WWITNESSETH:

WHEREAS, Global Clean Energy Holdings, LLC, a Delaware limited liability company (“Global”), exclusively owns and controls certain proprietary rights, intellectual property, know-how, business plans, financial projections, contracts, term sheets, business relationships, and other information relating to the cultivation and production of seed oil from the seed of the Jatropha plant, for the purpose of providing feedstock oil intended for the production of methyl ester, otherwise known as bio-diesel; and

WHEREAS, Sellers are the owners of all of the issued and outstanding membership units of Global (the “LLC Units”); and

WHEREAS, the Company desires to purchase from Sellers, and Sellers desire to sell to the Company, all of the LLC Units in exchange (the “Exchange”) for the issuance by the Company to the Sellers of 63,945,257 shares of the Company’s common stock, no par value (the “Common Stock”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties agree to the effect the Exchange subject to the following terms and conditions:

ARTICLE I
THE EXCHANGE

1.1 The Exchange. The Parties hereby agree as follows:

(a) Concurrently with the execution of this Agreement, and subject to the terms hereof, including, without limitation, Article V of this Agreement, the Company is issuing to Sellers stock certificates representing an aggregate of 63,945,257 shares of the Common Stock (the “Exchange Shares”). The Exchange Shares are being issued in the following denominations and are being delivered concurrently with the execution of this Agreement as follows:

(i)  Stock certificates evidencing an aggregate of 36,540,146 shares of the Common Stock (the “Unrestricted Exchange Shares”) are being issued and delivered, free and clear of all mortgages, pledges, claims, liens and other rights and encumbrances. The Company is hereby delivering to Mobius a stock certificate representing 31,320,125 Unrestricted Exchange Shares, and a stock certificate representing 5,220,021 Unrestricted Exchange Shares to Palmer; and

(ii) Stock certificates evidencing an aggregate of 27,405,111 shares of the Common Stock, representing the Operational Milestone Shares and the Market Capitalization Milestone Shares (as such terms are defined in Article V hereof) (collectively, the “Restricted Exchange Shares”), are being registered and issued in the names of the Sellers as follows: 23,490,095 Restricted Exchange Shares are being issued to Mobius, and 3,915,016 Restricted Exchange Shares are being issued to Palmer. The Restricted Exchange Shares have been delivered to the Company and will be released by the Company to the Sellers in such denominations as set forth in Article V if and when the conditions of Article V are met. In the event that some or all of the conditions set forth in Article V are not met, the Restricted Exchanges Shares will be cancelled as set forth in Article V. Notwithstanding the delivery of the Restricted Exchange Shares to the Company, unless and until such shares are cancelled in accordance with Article V, the Restricted Exchange Shares shall entitle Sellers, as the holders thereof, to all of the rights accorded to a holder of Common Stock, including, without limitation, the right to vote such Restricted Exchange Shares and any dividends distributed in connection therewith.

(b) Concurrently with the execution of this Agreement, Sellers are delivering to the Company (i) irrevocable membership interest powers executed by Mobius and by Palmer for the transfer to the Company of LLC Units representing 100% of the issued and outstanding membership units of Global, and (ii) the Amended and Restated Limited Liability Company Agreement of Global that evidences the transfer by the Sellers of the LLC Units, the withdrawal of the Sellers from Global, and the admission of the Company as the sole member of Global. The LLC Units are free and clear of all liens, mortgages, pledges, claims, encumbrances or other rights whatsoever, and the Company is receiving good and merchantable title to the LLC Units.

1.2 Closing Deliveries. Concurrently with the execution and delivery of this Agreement, the parties are delivering the documents and instruments set forth in Article VI.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING GLOBAL

The Sellers, jointly and severally, represent and warrant to the Company as follows (except with respect to the representations contained in Sections 2.2 and representations made to the knowledge of any Seller, which representations are made severally by each Seller); provided, however, that anything disclosed in any schedule referred to below shall be deemed to be included in all other schedules:

2.1 Due Organization and Qualification. Global is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own and operate its business (including, without limitation, the Jatropha Business (as defined in Section 2.7 hereof)), and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Global is in good standing in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except where the failure to so qualify is not likely to have a material adverse effect on the business, assets or operations of Global.

2.2 Subsidiaries. Global does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity. Prior to the execution and delivery of this Agreement, Global owned a one percent (1%) general partnership interest in Global Clean Energy, L.P., a Texas limited partnership, which one percent (1%) general partnership interest it transferred for no consideration to Mobius. Global Clean Energy, L.P. did not own any rights or assets related to the Jatropha Business or the Jatropha Assets. The transfer of the 1% interest in Global Clean Energy, L.P. prior to the transactions effected by this Agreement did not, and will not (i) adversely affect the ability of Global to conduct its operations as proposed to be conducted and (ii) result in any adverse tax consequences to Global.

2.3 No Conflicts or Defaults. The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not and shall not (a) contravene any organizational or charter documents of Global, including, without limitation, the Certificate of Formation of Global, dated as of January 11, 2007, and the Amended and Restated Limited Liability Company Agreement of Global, dated as of May 17, 2007, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Global is a party or by which Global or any of its assets are bound, or any judgment, order or decree known to the Sellers, or any law, rule or regulation to which Global’s assets are subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of Global, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which Global is a party or by which Global or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which Global is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party. Except as set forth on Schedule 2.3 hereto, no consent or approval of any third party, or order, authorization, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Authority”), is required by or with respect to Global in connection with the Exchange or the consummation of the transactions contemplated in this Agreement.

2.4 Capitalization. The LLC Units are collectively owned by Sellers in the amounts set forth on Schedule 2.4 hereto, which LLC Units represent all of the issued and outstanding membership units of Global. The LLC Units when transferred to the Company pursuant to the Exchange, and in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable, and have not been or will not be issued in violation of the preemptive right of any current or prior member of Global, including any preemptive rights of Sellers. Except as set forth on Schedule 2.4 hereto, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Global to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the membership units or other ownership interests of Global. Except as set forth on Schedule 2.4 hereto, Global has not granted any registration rights to any person.

2.5 Financial Statements. Global has provided the Company with copies of the unaudited balance sheet of Global as of the Effective Date, and the unaudited income statements for the period then ended (collectively, the “Global Financial Statements”). The Global Financial Statements present fairly the financial position of Global as of the dates and for the periods indicated therein. Notwithstanding the foregoing, the Global Financial Statements are based upon Global’s good faith estimate, and the Company acknowledges that the Seller shall bear no liability with respect to such estimate being inaccurate unless the estimate is established not to be rendered in good faith.

2.6 Indebtedness. As of the Effective Date, Global has no liabilities, indebtedness or other obligations, whether absolute, accrued, contingent or otherwise that have not been fully reserved and reflected on the Global Financial Statements. After the Effective Date, neither Global nor the Company shall become liable for any liabilities or indebtedness (whether absolute, accrued, contingent or otherwise) that may have arisen or been incurred by Global prior to the Effective Date or that may arise in connection with the Exchange or the transactions contemplated hereby, unless a reserve has been established for such liability or indebtedness.

2.7 Licenses, Permits; Jatropha Business. Global owns and controls certain proprietary rights, intellectual property, know-how, business plans, financial projections, contracts, agreements, understandings, term sheets, business relationships, and other information regarding the production of seed oil from the seed of the Jatropha plant (all species) for the purpose of providing feedstock oil intended for the cultivation and production of methyl ester, otherwise known as bio-diesel, as more fully set forth in Schedule 2.7 hereto (collectively, the “Jatropha Business”), and Global has not conveyed any of its ownership in the Jatropha Business and the Jatropha Assets to any third party. Any and all rights that either of the Sellers previously owned in the Jatropha Business and the Jatropha Assets have been assigned and transferred to Global, and such rights are now solely owned by Global. Neither the execution nor delivery of this Agreement by Global nor consummation of the transactions contemplated herein will require any notice or consent under, or have any material adverse effect upon any such existing authorization, license or permit applicable to the Jatropha Business.

2.8 Compliance with Law. Global has conducted its business in material compliance with all applicable U.S. or foreign laws, ordinances, rules, regulations, court or administrative order, decree or process of any U.S. or foreign governmental entity (“Applicable Law”). Global has not received any notice of violation or claimed violation of any Applicable Law. As currently contemplated, if conducted in accordance with the business plan of Global, the Jatropha Business will not violate any Applicable Law.

2.9 Litigation. There is no material claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Global or the Sellers, threatened against Global or the Sellers, or challenging (i) the validity or propriety of the transactions contemplated by this Agreement, or (ii) Global’s Jatropha Business, at law or in equity or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of Global or the Sellers, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the thirty-six month period immediately preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against Global or the Sellers that would materially interfere with the obligations of Sellers under this Agreement or Global’s Jatropha Business. Neither Global nor any of the Sellers has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

2.10 Taxes. All tax returns and reports relating to Global that were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (collectively, “Taxes”) have been filed, and Global has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records (including, without limitation, the Global Financial Statements) of Global and adequate reserves therefore have been established.

2.11 Finder’s Fees. Global is not obligated to pay any person any finder’s or broker’s fees in connection with the transactions contemplated herein.

2.12 Undisclosed Liabilities. Global has no obligation or liability, whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Global, whether due or to become due and regardless of when or by whom asserted, arising out of any transaction entered at or prior to the Effective Date, or any action or inaction at or prior to the Effective Date, or any state of facts existing at or prior to the date hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally represents and warrants to the Company as follows:

3.1 Title to LLC Units. Seller is the legal and beneficial owner of the LLC Units set forth opposite such Seller’s name on Schedule 2.4, and upon consummation of the Exchange contemplated herein, the Company will acquire from Seller good and marketable title to the LLC Units listed as owned by such Seller, and such LLC Units shall be free and clear of all liens excepting only such restrictions upon transfer, if any, as may be necessary for compliance with the Securities Act of 1933, as amended (the “Act”).

3.2 Due Authorization. Each Seller represents that it has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. Mobius has taken all limited liability company action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.3 No Conflicts or Defaults. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not (a) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Seller is a party and by which Seller’s LLC Units are bound, or any judgment, order or decree, or any law, rule or regulation to which the Seller’s LLC Units are subject, (ii) result in the creation of, or give any party the right to create, any Liens upon Seller’s LLC Units, or (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which Seller is a party and by which Seller’s LLC Units are bound. No consent or approval of any third party, or order, authorization, declaration or filing with any Governmental Authority, is required by or with respect to Seller in connection with the Exchange or the consummation of the transactions contemplated in this Agreement.

3.4 Litigation. There is no material claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened, against Seller with respect to the LLC Units, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of Seller, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any federal, state, local, foreign court or arbitrator or any Governmental Authority against Seller with respect to the LLC Units. Seller has not received any written or verbal inquiry from any federal, state, local, foreign court or any Governmental Authority concerning the possible violation of any Applicable Law with respect to the LLC Units.

3.5 Taxes. Seller has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of the LLC Units, and has paid all Taxes in respect of the LLC Units (and any related penalties, fines and interest) that have become due pursuant to such returns or reports or pursuant to any assessment which has become payable. Notwithstanding anything to the contrary herein, the Company shall not assume any obligation relating to, and in no event shall the Company be liable for any, Taxes in respect of the LLC Units arising prior to the Effective Date.

3.6 Purchase for Investment; Accredited Investor.

(a) Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Act and is acquiring the Exchange Shares for investment for Seller's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

(b) Seller understands that the Exchange Shares are not registered under the Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on such Seller's representations set forth herein.

3.7 Investment Experience. Seller acknowledges that Seller can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Exchange Shares.

3.8 Information. Seller has carefully reviewed such information as Seller deemed necessary to evaluate an investment in the Exchange Shares. To the full satisfaction of Seller, Seller has been furnished all materials that Seller has requested relating to the Company and the issuance of the Exchange Shares hereunder, and Seller has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to Seller. Seller understands and agrees that the reports filed by the Company with the Securities and Exchange Commission are not complete and current, and that, accordingly, Seller has not solely relied on such filings in making its investment decision. Seller has had the opportunity to consider the Company’s dispositions of its principal bio-pharmaceutical technologies, the Company’s new secured loan transactions, and the settlement of outstanding issues with its existing officers. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement on which the Seller has relied in making an exchange of the LLC Units for the Exchange Shares.

3.9 Restricted Securities. Seller understands and agrees that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption from such registration requirements, and that in the absence of an effective registration statement covering the Exchange Shares or an available exemption from registration under the Act, the Exchange Shares must be held indefinitely. Seller is aware that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met.

3.10 Jatropha Business Representation. Seller represents and warrants to the Company that Sellers have transferred to Global, and Global now exclusively owns and controls, all of Sellers’ right, title and interest in any and all proprietary rights, intellectual property, know-how, business plans, contracts, agreements, understandings, term sheets, business relationships, and any other information relating to the cultivation and production of Jatropha plant seed oil for the purpose of providing feedstock oil intended for the production of methyl ester (bio-diesel), or any information otherwise relating to the Jatropha Business (the “Jatropha Assets”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Sellers as follows:

4.1 Due Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted. The Company is in good standing in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except where the failure to so qualify is not likely to have a material adverse effect on the business of the Company.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity, other than its investment in MDI Oncology, Inc., a Delaware corporation (“MDI”). The Company owns all of the issued and outstanding capital stock of MDI.

4.2 Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3 No Conflicts or Defaults. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene any organizational or charter documents of the Company, including, without limitation, the Amended and Restated Articles of Incorporation of the Company, and the Amended Bylaws of the Company, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company or any of its assets are bound, or any judgment, order or decree, or any law, rule or regulation to which the Company’s assets are subject, (ii) result in the creation of, or give any party the right to create, any Liens upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which the Company is a party or by which the Company or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party. Except as set forth on Schedule 4.3 hereto, no consent or approval of any third party, or order, authorization, declaration or filing with any Governmental Authority, is required by or with respect to Global in connection with the Exchange or the consummation of the transactions contemplated in this Agreement.

4.4 Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 250,000,000 shares of Common Stock, of which 118,755,481 shares of Common Stock are outstanding, and 50,000,000 shares of Preferred Stock, no par value, of which 34,420 shares of Series A Convertible Preferred Stock are outstanding. All of the outstanding shares of capital stock of the Company are, and the Exchange Shares when issued in accordance with the terms hereof will be duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to Exchange Shares, will not be issued in violation of preemptive right of shareholders. Except as set forth on Schedule 4.4 hereto, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the capital stock of the Company. Except as set forth on Schedule 4.4 hereto, the Company has not granted any registration rights to any person.

4.5 Compliance with Law. The Company has conducted its business in material compliance with all Applicable Law. The Company has not received any notice of violation or claimed violation of any Applicable Law. The Company has not filed all periodic and other reports that it is required to file with the Securities and Exchange Commission since December 31, 2006.

4.6 Litigation. Except as set forth on Schedule 4.6 hereto, there is no material claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign court or any Governmental Authority concerning the possible violation of any Applicable Law.

4.7 Purchase for Investment. The Company is acquiring the LLC Units for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Company understands that the LLC Units are not and will not be registered under the Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof. The Company is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act.

4.8 Investment Experience. The Company acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the LLC Units.

4.9 Information. The Company has carefully reviewed such information, as the Company deemed necessary to evaluate an investment in the LLC Units. To the full satisfaction of the Company, the Company has been furnished all materials requested relating to Global and the LLC Units, and it has been afforded the opportunity to ask questions of representatives of Global to obtain any information necessary to verify the accuracy of any representations or information made or given to the Company. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Sellers set forth in this Agreement on which the Company has relied in making an exchange of the LLC Units for the Exchange Shares.

4.10 Restricted Securities. The Company understands and agrees that the LLC Units may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption from such registration requirements, and that in the absence of an effective registration statement covering the LLC Units or an available exemption from registration under the Act, the LLC Units must be held indefinitely. The Company is aware that the LLC Units may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met.

4.11 Finder’s Fees. The Company is not obligated to pay any person any finder’s or broker’s fees in connection with the transactions contemplated herein.

4.12 Financial Statements. The Company has provided Seller with copies of the balance sheet of the Company as of September 30, 2006, and the income statements for the period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated therein. The books of account and other financial records of the Company have been maintained in accordance with good business practices.

4.13 Undisclosed Liabilities. Except as set forth on the attached Schedule 4.13, the Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when or by whom asserted, arising out of any transaction entered at or prior to the Effective Date, or any action or inaction at or prior to the Effective Date, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Company Financial Statements, or (b) liabilities and obligations which have arisen after the date of the Company Financial Statements in the ordinary course of business.

4.14 Shell Status. The Company is not, and since December 31, 2006 has not been, a shell company within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934.

ARTICLE V
COVENANTS

5.1 Delivery, Release and Cancellation of Restricted Exchange Shares. The 27,405,111 Restricted Exchange Shares will be held by the Company and released to the Sellers, or cancelled, in accordance with Sections 5.2 and 5.3. The Restricted Exchange Shares shall be divided into 13,702,556 “Operational Milestone Shares,” and 13,702,555 “Market Capitalization Milestone Shares.”

5.2 Operational Milestone Shares. (a) The Parties hereby agree and acknowledge that an aggregate of 13,702,556 shares of the Exchange Shares shall be deemed “Operational Milestone Shares.” The stock certificates evidencing all of the Operational Milestone Shares shall be held in the Company in escrow, and shall be released and delivered to the Sellers if and when both of the following conditions have been fully satisfied (collectively, the “Operational Milestones”):

(i) The Company, Global, or any of their respective subsidiaries, shall have executed land lease agreements covering at least two thousand (2,000) hectares of land suitable for the planting and cultivation of Jatropha Curcas, which such land shall be located in any geographic area, including, without limitation, Mexico, the Dominican Republic or the State of Texas; and

(ii) The Company, Global, or any of their respective subsidiaries, shall have executed land and operations management agreements with one or more third-party land and operations management companies with respect to the management of at least two thousand (2,000) hectares of land suitable for the planting and cultivation of Jatropha Curcas, which such land shall be located in any geographic area, including, without limitation, Mexico, the Dominican Republic or the State of Texas.

(b) In the event that the Operational Milestones have not fully been satisfied by the end of the first anniversary of the Effective Date, then all of the Operational Milestone Shares shall automatically be forfeited and reconveyed to the Company without the necessity for any payment by the Company and shall be cancelled on the Company’s share record books, and the Sellers shall immediately and automatically cease to have any ownership right in any and all Operational Milestone Shares.

5.3 Market Capitalization Milestone Shares. (a) The Parties agree that an aggregate of 13,702,555 shares of the Exchange Shares shall be deemed “Market Capitalization Milestone Shares.” The stock certificates and stock assignments evidencing the Market Capitalization Milestone Shares shall be held in the Company in escrow, and shall be released and delivered to the Sellers, from time to time, as follows (collectively, the “Market Capitalization Milestones”):

(i) At such time as when (i) the Company’s Market Capitalization reaches $6,000,000, and (ii) the average daily trading volume of the Common Stock on the Trading Market reaches or exceeds 75,000 shares of Common Stock for a period of at least 60 consecutive Trading Days, then 4,567,518 shares of the Market Capitalization Milestone Shares shall be released and delivered to the Sellers (pro rata in accordance with their ownership of the Market Capitalization Milestone Shares);

(ii) At such time as when (i) the Company’s Market Capitalization reaches $12,000,000, and (ii) the average daily trading volume of the Common Stock on the Trading Market reaches or exceeds 100,000 shares of Common Stock for a period of at least 60 consecutive Trading Days, 4,567,518 shares of the Market Capitalization Milestone Shares shall and be released and delivered to the Sellers (pro rata in accordance with their ownership of the Market Capitalization Milestone Shares); and

(iii) At such time as when (i) the Company’s Market Capitalization reaches $20,000,000, and (ii) the average daily trading volume of the Common Stock on the Trading Market reaches or exceeds 125,000 shares of Common Stock for a period of at least 60 consecutive Trading Days, 4,567,519 shares of the Market Capitalization Milestone Shares shall be released and delivered to the Sellers (pro rata in accordance with their ownership of the Market Capitalization Milestone Shares).

For purposes of this Section 5.3, “Market Capitalization” shall mean the product of the (x) the number of shares of Common Stock issued and outstanding at the time Market Capitalization is calculated (including any Market Capitalization Milestone Shares then outstanding notwithstanding that such shares are held in escrow pursuant to this Section 5.3), multiplied by (y) the average closing price of the Common Stock for the 60 consecutive Trading Days prior to the date of calculation of Market Capitalization, as reported on the Trading Market; “Trading Market” shall mean the principal securities trading system on which the Common Stock is then listed or admitted for trading, including the Pink Sheets, the NASDAQ Stock Market, the OTC Bulletin Board, or any other applicable stock exchange; and “Trading Day” shall mean any day on which such Trading Market is open for trading. On any Trading Day in which there are no transactions in the Common Stock, the Common Stock shall be deemed to have been traded at the price and volume of the last previous Trading Day on which there was a transaction.

(b) In the event that one or more of the Market Capitalization Milestones have not been fully satisfied by the end of the second anniversary of the Effective Date hereof, then, at such time, the portion of the Market Capitalization Milestone Shares that have not been distributed to the Sellers shall automatically be forfeited and reconveyed to the Company without the necessity for any payment by the Company and shall be cancelled on the Company’s share record books, and the Sellers shall immediately and automatically cease to have any ownership right in such cancelled Market Capitalization Milestone Shares.

5.4 Non-Competition. For the period beginning with the Effective Date hereof and ending five years thereafter (the “Non-Competition Period”), except pursuant to the prior written consent of the Board of Directors of the Company (the “Board”), neither Seller shall, directly or indirectly, either as employer, consultant, advisor, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), or in any other individual or representative capacity, engage or participate in any business (i) involving the cultivation or processing of any species of Jatropha plant as a feed stock for the production of fuels, or (ii) that directly competes with the Jatropha Business. Notwithstanding the foregoing, Mobius shall be permitted to provide consulting services to the Company regarding the Jatropha Business, and Palmer shall be permitted to be engaged in the Jatropha Business in his capacity as an executive officer of the Company. Notwithstanding the foregoing, in the event that the Company ceases doing business or files a petition in bankruptcy, or a petition in bankruptcy is filed against the Company which is not dismissed within thirty (30) days after such filing, then the provisions of this Section 5.4 shall immediately terminate.

5.5 Board of Directors. Immediately after consummation of the transactions contemplated hereby, Eric J. Melvin will be appointed as a director to the Board (the “Mobius Director”), to serve consistent with the provisions of the Bylaws and Articles of Incorporation of the Company, as amended and in effect from time to time, until the next annual meeting of the Company’s shareholders. The Mobius Director shall be entitled to receive coverage for services rendered to the Company (and its subsidiaries if and when directed by the Board) while the Mobius Director is a director of the Company under any director and officer liability insurance policy(s) maintained by the Company from time to time.

5.6 Tax Treatment of Exchange. If the Sellers request in writing that the Company report the Exchange as a tax-free reorganization under Section 368(A)(1)(b) of the Internal Revenue Code (the “Code”), then at such time, the Sellers shall deliver to the Company legal opinion of Sellers’ counsel, satisfactory to the Company, to the effect that the Company may properly, and in compliance with the Code, report the Exchange as a tax-free transaction. The Company makes no representation or warranty as to the applicability or availability of the tax-free reorganization provisions of Section 368(A)(1)(b) of the Code to the Exchange, and the availability of such provisions is not a condition to the consummation of the Exchange or any other transaction contemplated or effected hereby.

5.7 Further Assurances. Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

5.8 Form D Filing. Company agrees to file a true and correct Form D with the SEC relating to the Exchange Shares within 15 calendar days after the Effective Date.

5.9 Financial Statements. Promptly following the Effective Date, the Company shall engage an independent certified public accounting firm designated by the Company (the “Firm”) to audit Global’s books and records at the Company’s sole cost and expense, the Sellers shall provide the Firm access to all of Mobius’ and Global’s books and records as may be reasonably necessary so that the Firm can produce within 30 days after being engaged, an audited balance sheet as of the Effective Date and income statement for the period then ended as of the Effective Date, which audited statements shall be in a form required for filing with the SEC.

ARTICLE VI
DELIVERABLES

6.1 Items delivered to Sellers by the Company.

(a) Officers’ Certificate, certifying the Company’s minutes and resolutions of Board in respect of the Exchange;

(b) Services Agreement between the Company and Mobius, duly executed by the Company;

(c) Employment Agreement between Palmer and the Company, duly executed by the Company; and

(d) Stock certificates representing the Exchange Shares issued to Sellers.

6.2 Items delivered to the Company by Sellers.

(a) Third Amended and Restated Limited Liability Company Agreement of Global;

(b) Irrevocable Membership Interest Powers executed by Palmer and Mobius;

(c) Services Agreement between the Company and Mobius, duly executed by Mobius;

(d) Employment Agreement between Palmer and the Company, duly executed by Palmer; and

(e) Any other document reasonably requested by the Company that it deems necessary for the consummation of the transactions contemplated hereby.

ARTICLE VII
INDEMNIFICATION

7.1 Indemnity of the Company. The Company agrees to defend, indemnify and hold harmless Sellers from and against, and to reimburse Sellers with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by Sellers by reason of, arising out of, or in connection with any breach of any representation, warranty or covenant contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

7.2 Indemnity of Seller. Each Seller, as to itself or himself, but not as to the other Seller, agrees to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all Losses asserted against or incurred by the Company by reason of, arising out of, or in connection with any breach of any representation, warranty or covenant contained in this Agreement and made by such Seller or in any document or certificate delivered by Seller pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

7.3 Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VIII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such Indemnified Party in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnifying Party has not assumed the defense of the action or proceedings, then such Indemnified Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

ARTICLE VIII
MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Effective Date for the period of two years. Each of the Parties hereto is executing and carrying out the provisions of this agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other Party or any other person other than as specifically set forth herein.

8.2 Confidentiality of Books and Records. During the course of this transaction through the Effective Date, the Company has made available to the Sellers for their inspection certain corporate books, records and assets, and otherwise has afforded to the Sellers and their respective representatives, access to all documentation and other information concerning the business, financial and legal conditions of the Company for the purpose of conducting a due diligence investigation thereof. The Sellers agree to keep confidential and not use for their own benefit, except in accordance with this Agreement, any information or documentation obtained in connection with any such investigation.

8.3 Further Assurances. If, at any time after the Effective Date, the Parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

8.4 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to Sellers: Mobius Risk Group, LLC Three Riverway, Suite 1700 Houston, TX 77056 Attn: Eric J. Melvin, CEO Telecopy No.: (713) 877-0403

With a copy to: Randolph Ewing, Esq. Franklin, Cardwell & Jones, P.C. 1001 McKinney, 18th Floor Houston, Texas 77002 Telecopy No.: (713) 227-5657

Richard Palmer Mobius Risk Group, LLC 3806 Newton Street Torrance, California 90505 Telecopy No.: (310) 378-7620

With a copy to: Eileen Darroll, Esq. Palmer Darroll Law Offices 2940 Westwood Blvd, 2nd Floor Los Angeles, CA 90064 Tele:310-474-2193 Fax: 310-474-5151
If to the Company: Medical Discoveries, Inc. c/o Sunhaven Farms 30103 West Gwinn Road Prosser, WA 99350 Attention: David R. Walker, Chairman

With a copy to: Troy & Gould 1801 Century Park East, 16th Floor Los Angeles, California 90067 Attention: Istvan Benko, Esq. Telecopy No.: (310) 789-1490

8.5 Entire Agreement. This Agreement, the Schedules hereto and any instruments and agreements to be executed pursuant to this Agreement, set forth the entire understanding of the parties hereto with respect to its subject matter, merge and supersede all prior and contemporaneous understandings with respect to its subject matter.

8.6 Amendments and Waivers. No amendment, in whole or in part, of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

8.7 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

8.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles.

8.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Schedules are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

8.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable and to carry out the intentions of the parties.

8.12 Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting, auditing, communications, due diligence and other fees, costs and other expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

8.13 Announcements. Unless both the Company and Sellers agree in writing or as otherwise provided in this Section 8.13, neither the Company nor Sellers shall make a public announcement or disclosure regarding the this Agreement or the transactions contemplated hereby. Any public announcement shall be made upon the mutual agreement and written consent of the Parties; provided, however, that if any Party is required under federal securities law to either (i) file any document with the Securities and Exchange Commission that discloses the transactions contemplated hereby, or (ii) to make a public announcement regarding the transactions contemplated hereby, the disclosing Party shall provide the other Party with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that the other Party may request.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

MEDICAL DISCOVERIES, INC., a Utah corporation

By:
David R. Walker
Chairman of the Board

SELLERS:

MOBIUS RISK GROUP, LLC, a Texas limited liability company

By:
Eric J. Melvin
Chief Executive Officer

RICHARD PALMER